UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Internet Capital Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNET CAPITAL GROUP, INC.

690 LEE ROAD, SUITE 310

WAYNE, PENNSYLVANIA 19087

PHONE: (610) 727-6900

FAX: (610) 727-6901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Internet Capital Group, Inc. Stockholder:

You are invited to attend the Internet Capital Group, Inc. 2008 Annual Meeting of Stockholders.

Date:	June 20, 2008

Time:	10:00 a.m., EDT

Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only stockholders who owned stock at the close of business on April 21, 2008 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, each for a term of three years or until their respective successors have been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the fiscal year ending December 31, 2008; and

(3)	to transact any other business that may properly come before the meeting.

For those of you who are unable to attend the meeting in person, we invite you to listen over the Internet through ICG’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

/s/ Suzanne L. Niemeyer
Suzanne L. Niemeyer	April 28, 2008
Secretary

INTERNET CAPITAL GROUP, INC.

690 LEE ROAD, SUITE 310

WAYNE, PENNSYLVANIA 19087

PHONE: (610) 727-6900

FAX: (610) 727-6901

www.internetcapital.com

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2008

This proxy statement and related proxy solicitation materials were first directly made available to owners of shares of Internet Capital Group, Inc. (“ICG”) Common Stock on or about May 5, 2008 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Under the “e-proxy” rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), public companies may now, in lieu of providing their stockholders with printed copies of all proxy solicitation materials, furnish such materials to their stockholders by providing them with access to such materials over the Internet. In accordance with the SEC’s rules and regulations, on or about May 5, 2008, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the notice for requesting such materials.

VOTING PROCEDURES

Why did I receive in the mail a Notice Regarding the Availability of Proxy Materials? In accordance with the e-proxy rules recently adopted by the SEC, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has elected to take advantage of the new e-proxy rules because it believes that the rules will provide benefits for both ICG and its stockholders, including:

•	saving money for ICG and its stockholders by reducing substantial printing and postage costs;

•	leveraging the power of the Internet to make proxy materials easily accessible and encourage electronic voting; and

•	promoting environment-friendly business practices by reducing the consumption of paper and other resources.

Accordingly, on or about May 5, 2008, ICG is mailing to you a Notice Regarding the Availability of Proxy Materials, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the notice.

Who can vote? Stockholders as of the close of business on April 21, 2008 are entitled to vote. At that time, 38,411,587 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 10, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote? Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 21, 2008, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Over the Internet – ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	By telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	By mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number contained in your Notice Regarding the Availability of Proxy Materials. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., EDT, on June 19, 2008. If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by the bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 21, 2008.

You may revoke a proxy at any time before it is voted by providing written notice to the Secretary of ICG, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

How does the Board recommend I vote? The Board recommends a vote FOR each Board nominee and FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, which hold shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under the applicable rules of the NASDAQ Stock Market LLC (“Nasdaq”). Items 1 and 2 described in this proxy statement are deemed routine matters. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors. Because Item 2 requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Item 2, any abstentions will have the effect of votes against Item 2.

Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders notices regarding the availability of proxy materials, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of ICG’s Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting over the Internet through ICG’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm. Please go to ICG’s website approximately fifteen minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

CORPORATE GOVERNANCE

General. In accordance with the Delaware General Corporation Law and ICG’s Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operating details, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by the officers of ICG at meetings of the Board and committees of the Board.

Director Independence. The Board has determined that seven of the nine directors who served on the Board from January 2007 to April 2007 and eight of the nine directors who served on the Board from June 2007 to December 2007 and who currently serve on the Board, are “independent,” as such term is defined in the applicable Nasdaq rules. The following current directors were determined to be independent: David J. Berkman, Thomas A. Decker, David K. Downes, Thomas P. Gerrity, Michael J. Hagan, Robert E. Keith, Jr., Warren V. Musser and Philip J. Ringo. Walter W. Buckley, III and Michael D. Zisman, who served as a director until April 2007, were determined not to be independent. The Board made these determinations because Mr. Buckley is the President and Chief Executive Officer of ICG, and Dr. Zisman, at the time he served on the Board, provided a substantial amount of consulting services for ICG under the terms of an independent contractor agreement, which is described in “Certain Relationships and Related Transactions” below.

In making its determinations regarding director independence, the Board considered, among other things:

•	the directors’ direct and indirect interests in ICG’s partner companies;

•	the relationships and/or any transactions between ICG and its partner companies, on the one hand, and the directors and their respective affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Meeting Attendance by Directors. The Board held seven meetings in 2007. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of the incumbent directors other than Mr. Musser attended at least 75% of the meetings of the Board and Board committees on which he served in 2007. Mr. Musser, who is not a member of any Board committees, attended 71% (five of seven) of the meetings of the Board in 2007. One of the meetings that Mr. Musser did not attend was a special meeting called on short notice. ICG has a policy that each director is expected to attend ICG’s annual stockholder meeting. All of ICG’s directors attended the 2007 Annual Meeting of Stockholders.

Lead Independent Director. It is the policy of ICG that a lead independent director be elected annually through a rotation among the chairs of ICG’s standing Board committees. The role of lead independent director is to ensure that ICG’s independent directors are presented with the opportunity to hold an executive session of independent directors at each regularly scheduled Board meeting, to act as a liaison between the Chairman and the independent directors, to consult with management regarding the scheduling of Board meetings and the review of Board agendas and to preside at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors). In June 2007, the Board elected Mr. Berkman to serve as ICG’s lead independent director until the 2008 Annual Meeting. In April 2008, the Board elected Dr. Gerrity to serve as the Chairman of the Nominating and Governance Committee and as the lead independent director, effective as of June 20, 2008.

Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of seventy-two, after which the Board may or may not elect to require the applicable director to resign. The age limitation described in (2) does not apply to any individual who served as a director as of December 10, 2004.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. No director may serve as a director on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.

Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention at the following address: Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087. ICG’s General Counsel will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

Code of Conduct. The Board is committed to ethical business practices. ICG adopted a Corporate Code of Conduct in 2000 and amended and restated the code in 2004. This code of conduct applies to all of ICG’s employees and directors and includes the code of ethics for ICG’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of the independent registered public accountant. It also provides an open avenue of communication among the independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The current members of the Audit Committee are Messrs. Decker, Downes and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules and rules adopted by the SEC under the Securities and Exchange Act of 1934 as in effect on the date this proxy statement is first being made directly available to stockholders (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert,” as defined by the rules under the Exchange Act. The Audit Committee held seven meetings during 2007.

Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each executive officer. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates under a charter that is available on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. The Compensation Committee delegates certain ministerial functions regarding the administration of ICG’s equity compensation plans to ICG’s human resources department; it does not generally delegate its authority to any other persons. For a discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers, see “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Downes and Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules. The Compensation Committee held six meetings during 2007.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition and operation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership. In identifying candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of Nasdaq, the SEC or any other governing bodies, and that the Board as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified the following attributes that it believes would be ideal for new Board members to possess: experience in running and growing a successful business or large division of a business, board experience, knowledge of the technology industry, an entrepreneurial nature, time and energy to commit to being an active Board member, leadership skills, business acumen and strength of character. The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors.

The Nominating and Governance Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of ICG receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the meeting is advanced by more than 20 days from such anniversary date or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. Stockholder suggestions for nominees for director must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

The current members of the Nominating and Governance Committee are Messrs. Berkman, Decker and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules. The Nominating and Governance Committee held three meetings during 2007.

Compensation Committee Interlocks and Insider Participation. Messrs. Berkman and Downes and Dr. Gerrity currently serve, and during 2007 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or served during 2007, as a member of the compensation committee or board of directors of any other company that has, or had during 2007, an executive officer serving as a member of ICG’s Board or Compensation Committee.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Under the rules of the SEC, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2009 Annual Meeting of Stockholders must submit the proposal so that the Secretary of ICG receives it no later than January 2, 2009. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under ICG’s By-Laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. ICG’s By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2009 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 15, 2009 and no later than March 17, 2009. However, in the event that the Annual Meeting of Stockholders is held prior to May 26, 2009 or later than August 24, 2009, any such nomination or other proposal must be received no later than the close of business on the 10th day following the date on which public announcement of the date of the 2009 Annual Meeting of Stockholders is made.

ELECTION OF DIRECTORS

(ITEM 1)

ICG’s By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s By-Laws also divide the Board into three classes of directors: Class I, Class II and Class III, with each class being as nearly equal in number as possible. The directors in each class typically serve terms of three years, until their respective successors have been elected and have qualified. There are three Class I directors, three Class II directors and three Class III directors.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of each of the Class III directors, Messrs. Buckley, Hagan and Ringo, will expire at the Annual Meeting. The other six directors will remain in office for the remainder of their respective terms, as indicated below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board. Director candidates are nominated by the Board. Stockholders are also entitled to nominate director candidates for the Board in accordance with the procedures set forth in ICG’s By-Laws, as described in “Corporate Governance–Nominating and Governance Committee” above.

At the Annual Meeting, three Class III directors are to be elected. All of the director nominees are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees will be elected to serve for three-year terms, until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for Class III director, as well as each current Class I and Class II director, each of whose term will continue after the Annual Meeting.

Nominees For Class III Director

Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996, and is currently the Chairman of the Board, Chief Executive Officer and President of ICG. Mr. Buckley has served as Chairman since December 2001, as Chief Executive Officer since March 1996 and as President from March 1996 to December 2001, reassuming the title of President in December 2002. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. beginning in 1987 as a financial analyst and as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics’ multimedia and Internet investment strategies. Mr. Buckley serves on the Board of Directors of ICG Commerce Holdings, Inc., the Board of Trustees of The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation. Age: 48.

Michael J. Hagan. Mr. Hagan has served as a director of ICG since June 2007. He has served as the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) since December 2002 and as President of NutriSystem from July 2006 to September 2007. As of May 1, 2008, Mr. Hagan will cease serving as the Chief Executive Officer of NutriSystem but will continue to serve as non-executive Chairman of the Board and will remain an employee at the company. Prior to joining NutriSystem, Mr. Hagan was the co-founder of Verticalnet, Inc. (“Verticalnet”) and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to May 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. ICG held an equity interest in Verticalnet from 1996 through November 2005. Mr. Hagan is also a trustee of Saint Joseph’s University. Age: 45.

Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Mr. Ringo is currently the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. From 1999 to 2001, Mr. Ringo was the President, Chief Operating Officer and a director of ChemConnect, Inc. Mr. Ringo also serves as a director of Genesee & Wyoming Inc. and Trimac Leasing Services Ltd. Age: 66.

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class I Directors – to Continue in Office for Terms Expiring in 2009

David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. He is the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology, and Internet market segments. Mr. Berkman serves as a director of Entercom, Inc., Current Communications Group, LLC and Jingle Networks. Civically, he serves on the Board of Trustees of The Franklin Institute and the Board of Overseers for the University of Pennsylvania School of Engineering. Age: 46.

David K. Downes. Mr. Downes has served as a director of ICG since October 2003. Since early 2004, Mr. Downes has served as Independent Chairman of the Board of Trustees of the Quaker Investment Trust, as President, CEO and a director of Community Capital Management, Inc. and as President and Treasurer of The Community Reinvestment Act Qualified Investment Fund. Since 2005, Mr. Downes has served as a director of Oppenheimer Funds. Mr. Downes has also served as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline since April 2006. From 1995 until October 2003, Mr. Downes served as Chief Operating Officer and Chief Financial Officer of Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group. He also served as the Chairman and Chief Executive Officer of Delaware Investments’ retirement business from 1997 to 2003, President and Chief Executive Officer of Delaware Service Company from 1993 to 2003, and President and Chief Executive Officer of Delaware Investments Family of Funds from 1997 to 2003. In addition, he served as President and a director of Lincoln National Convertible Securities Fund, Inc. and the Lincoln National Income Funds, Inc. from 2000 to 2003. Prior to joining Delaware Investments, Mr. Downes was Vice Chairman, Chief Financial Officer and a member of the Board of Directors of Equitable Capital Management Corporation, an investment subsidiary of the Equitable Assurance Society. Among his earlier achievements, Mr. Downes was the Chief Financial Officer of Merrill Lynch Pierce Fenner and Smith, Inc. and corporate controller of Merrill Lynch & Company, Inc. Age: 68.

Warren V. Musser. Mr. Musser has served as a director of ICG since March 2000. Mr. Musser is the President and Chief Executive Officer of The Musser Group, a financial consulting company, and Chairman Emeritus at Safeguard Scientifics, Inc. He previously served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until April 2001. He currently serves as a director of NutriSystem and Health Benefits Direct Corp. and is Chairman of the Board of Directors of InfoLogix, Inc. and Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors and as Chairman of Economics PA, Chairman of The Eastern Technology Council, Vice Chairman of the National Center for the American Revolution and Vice President of Development for the Liberty Council of the Boy Scouts of America. Age: 81.

Incumbent Class III Directors – to Continue in Office for Terms Expiring in 2010

Thomas A. Decker. Mr. Decker has served as a director of ICG since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as President and CEO since August 2007. From May 2000 through December 2004, he served as Managing Partner of Cozen O’Connor. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from January 2004 to July 2007. He previously served as Executive Vice President and General Counsel of Asbury Automotive Group, as Senior Vice President and General Counsel for Unisource Worldwide, Inc., and as Executive Vice President, Chief Operating Officer and General Counsel for Saint-Gobain Corporation. He is a former Commissioner of the Delaware River Port Authority and PATCO. He currently serves as a member of the Board of Trustees of the Gesu School and the Boards of Directors of the YMCA of Philadelphia and Vicinity and the Philadelphia Zoo, and he is a member of the Board of Business Advisors for the University of Virginia Law School. Age: 62.

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor of Management and Dean Emeritus at The Wharton School. Dr. Gerrity also serves as a director of PharMerica Corporation, Hercules, Inc. and Sunoco, Inc. and as a member of the Corporation of the Massachusetts Institute of Technology. Dr. Gerrity was a director of Federal National Mortgage Association (“Fannie Mae”) from September 1991 until December 2006 and served as the chair of Fannie Mae’s audit committee from January 1999 until May 2006. Fannie Mae restated its audited financial statements for certain periods during which Dr. Gerrity was chair of the audit committee. For additional information, see Fannie Mae’s reports filed with the SEC. Age: 66.

Robert E. Keith, Jr. Mr. Keith has served as a director of ICG since its inception in March 1996 and was Chairman of the Board from ICG’s inception until December 2001. Mr. Keith is also a Managing Director of TL Ventures, a group of venture capital funds focused on technology services, software communications and life sciences. In addition to his work with individual companies, Mr. Keith is Chief Executive Officer of Technology Leaders Management Inc., which is responsible for the management of the funds. He is also a senior advisor to, and co-founder of, EnerTech Capital, a specialty firm focused on early to expansion-stage venture investments in principally U.S.-based software, technology and services businesses that serve the energy and communications industries. Prior to his affiliation with TL Ventures in 1989, Mr. Keith held executive positions with Fidelity Bank in Philadelphia for over 20 years, most recently as Vice Chairman. At Fidelity, he headed the Corporate Banking Department, which included specialized and commercial lending groups and several non-banking subsidiaries. Mr. Keith serves on the boards of directors of a number of the TL Ventures portfolio companies. In addition, he is Chairman of Safeguard Scientifics, Inc., Vice Chairman and a member of the Board of Directors and Executive Committee of Ben Franklin Technology Partners and a member of the Advisory Board of Emerald Stage2 Ventures, L.P. Age: 66.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s financial statements and internal controls over financial reporting for 2008. Although action by ICG’s stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on ICG’s financial statements and related internal controls. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2006 and 2007, ICG paid the following amounts to KPMG LLP:

	2006	2007
Audit Fees (1)	$1,181,237	$888,065
Audit-Related Fees	$—	$—
Tax Fees (2)	$150,268	$191,557
All Other Fees	$—	$—

(1)	Fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audits of (a) the effectiveness of internal control over financial reporting and (b) management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee to be approved in one of the following ways: at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee. The Audit Committee has pre-approved 100% of the total 2007 services provided by KPMG LLP, its independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s financial statements and internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The Audit Committee met with management periodically during fiscal year 2007 to consider the adequacy of ICG’s internal controls and discussed these matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2007 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting with management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from ICG’s independent registered public accountant relative to their independence with respect to ICG. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2007 audit. The Audit Committee met with the independent registered public accountant, with and without management present, to discuss the results of its audit, its evaluation of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also met separately with ICG’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2007 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s financial statements and internal control over financial reporting for 2008. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE
David K. Downes, Chairman
Thomas A. Decker
Philip J. Ringo

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
David K. Downes
Dr. Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS

ICG’s Compensation Objectives and Philosophy

ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to ICG’s sustained success. ICG’s employee compensation program is designed to attract, retain and motivate exceptional executives. The Compensation Committee structures ICG’s compensation program to align the interests of executives with ICG’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives. ICG seeks to reward executives for their contributions to ICG’s achievements and to encourage executives to operate ICG from the viewpoint of stockholders.

To help it achieve these objectives, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which consists primarily of:

•	annual salaries;

•	annual cash bonuses based upon the achievement of specific business goals;

•	equity-based compensation; and

•	long-term compensation through a carried interest program.

In addition to these primary components, ICG uses employment agreements and other compensation arrangements with its executive officers. These arrangements are described in the sections that follow and elsewhere in this proxy statement. In establishing executive compensation consistent with its “pay for performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk. ICG seeks to do so through annual performance-based bonuses, equity-based compensation and its carried interest program.

The Role of the Compensation Committee

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of three non-employee directors, each of whom satisfies Nasdaq’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The Compensation Committee meets as often as necessary, and, in any event, at least two times per year, to complete its assigned responsibilities. In 2007, the Compensation Committee met six times. The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In the beginning of each fiscal year, the Compensation Committee establishes corporate goals and objectives relevant to incentive-based executive compensation for the upcoming year. After the completion of each fiscal year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which these goals and objectives have been met in connection with annual performance-based bonuses. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. Tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, are used in connection with this review so that the Compensation Committee can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, including compensation consultants, to receive advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of any such engagement and to terminate any such engagement in accordance with its terms. The Compensation Committee engages compensation consultants in connection with its review of trends in management compensation and models of new compensation programs. The compensation consultant:

•	reports directly to the Compensation Committee;

•	periodically participates in the meetings of the Compensation Committee;

•	provides evaluations of the compensation offered by ICG’s peers; and

•	makes recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee engaged Radford Surveys + Consulting (“Radford”), a business unit of Aon, to provide compensation consulting services. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors. The Compensation Committee authorized the engagement of this independent compensation consultant due in part to its increased focus on ICG’s ability to retain executives in light of superior financial incentives being offered by private equity and venture capital firms through salary, bonus and carried interest programs. In late 2006 and early 2007, the Compensation Committee initiated a comprehensive review of executive and director compensation. In connection with this review, the Compensation Committee instructed Radford to analyze ICG’s executive and director compensation programs in light of current marketplace and peer comparisons. In late 2006 and early 2007, Radford made recommendations with respect to executive officer cash compensation and provided information and analysis relating to the equity grants of ICG’s peer groups.

Based in part on Radford’s findings, the Compensation Committee decided to revisit ICG’s long-term compensation program and explore granting additional long-term compensation awards to management in the form of carried interest. Accordingly, the Compensation Committee requested that Radford separately review the prevailing market practices in the design and structure of carried interest programs among private equity and venture capital firms with which ICG competes for talent. Radford provided the Compensation Committee with information and analysis regarding these private equity and venture capital carried interest programs in August 2007.

In late 2007 and early 2008, Radford advised the Compensation Committee with respect to the establishment of ICG’s 2008 performance plan and the bonus determination made with respect to ICG’s 2007 performance plan.

The Role of Management and Other Employees

ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee with respect to the kinds and amounts of compensation paid to such individuals. These recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer, which set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Senior management is responsible for evaluating and setting compensation with respect to ICG’s other employees. Management also recommends annual bonus goals to the Compensation Committee based on ICG’s strategic initiatives and partner company financial plans.

ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis

One tool used by the Compensation Committee in determining executive compensation is peer benchmarking. The Compensation Committee has recognized the increasing importance of analyzing executive compensation packages at firms with which ICG competes for talent so that ICG can provide competitive compensation packages to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from management and the compensation consultant. Given ICG’s unique structure as a holding company with interests in many partner companies, identification of peers that are publicly traded is challenging. Accordingly, the Compensation Committee has recently increased its focus on the compensation packages offered by private equity and venture capital firms (1) with an amount of assets under management comparable to those managed by ICG and (2) of the type with which ICG competes for talent. In evaluating such packages, the Compensation Committee relies on published market surveys and related analyses supplied by ICG’s compensation consultant, as well as the personal knowledge of certain Board members who have experience with private equity and venture capital firms.

Due to its increased focus on ICG’s ability to attract and retain executives, the Compensation Committee performed peer benchmarking analysis in late 2006 and early 2007. In connection with this review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:

•	a group of seven publicly traded companies, each of which, like ICG, is situated as a holding company; and

•	a group of privately held companies of the type that compete with ICG for talent.

The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure: Allied Capital Corporation, American Capital Strategies, Ltd., Capital Southwest Corporation, CMGI Inc., Harris & Harris Group, Inc., Safeguard Scientifics, Inc. and Rand Capital Corporation. Radford reviewed executive compensation data extracted from the SEC filings of these public companies and prepared a detailed analysis of this data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG typically competes with these types of companies for executive talent. Radford obtained compensation data with respect to these private companies from the following sources and prepared a detailed analysis of this data for the Compensation Committee:

•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and

•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.

Radford recommended that ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. Radford advised that these levels of compensation would keep ICG’s executive compensation competitive with the marketplace, particularly in light of the superior ability of private equity and venture capital firms to provide their executives with compensation in the form of carried interest.

Historically, in evaluating peer benchmarking data, the Compensation Committee acknowledged the difficulties inherent in comparing ICG with private equity and venture capital firms, as those firms typically deliver all or most of their long-term compensation in the form of carried interest, while ICG’s long-term incentive-based compensation consisted of stock options, restricted stock and stock appreciation rights (“SARs”), instruments that are less tax efficient for their recipients than carried interest. Following its decision to explore ICG’s adoption of a carried interest program, the Compensation Committee requested that Radford review the prevailing market practices in the design and structure of carried interest programs among private equity and venture capital firms with which ICG competes for talent. In doing so, Radford obtained information regarding carried interest programs from the following sources and prepared a detailed analysis for the Compensation Committee:

•	the McLagan Partners February 2007 Private Equity Pay Practices study;

•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion; and

•	public filings of The Blackstone Group L.P. (“Blackstone”) and Fortress International Group, Inc. (“Fortress”).

In its analysis, Radford focused on the key characteristics of carried interest programs, such as carry percentage, preferred return percentage, vesting schedules and timing of distributions. Radford provided the Compensation Committee with ranges relating to the prevailing market practices regarding each of those characteristics. The carried interest plan ultimately adopted by the Compensation Committee is generally in line with, and, in some cases, less generous to ICG’s executive officers than, the market practices at private equity and venture funds described in Radford’s analysis. A more complete comparison between the features of ICG’s carried interest program and the benchmarks contained in Radford’s analysis is set forth in the “Carried Interest Plan” section below.

Elements of ICG’s Compensation Program

In order to attract, retain and motivate exceptional executive officers and to align the interests of its executive officers with ICG’s stockholders, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which consists primarily of:

•	annual salaries;

•	annual cash bonuses based upon the achievement of specific business goals;

•	equity-based compensation; and

•	long-term compensation through a carried interest program.

ICG has employment agreements and other compensation arrangements in place with its executive officers; those arrangements are described in the sections that follow and elsewhere in this proxy statement.

Base Salaries

The Compensation Committee aims to provide competitive base salaries for its executive officers. Consistent with Radford’s recommendations, base salaries are generally targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.

The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. Aside from salary increases in connection with promotions, the base salaries of ICG’s executive officers remained relatively flat between 2002 and 2006.

Beginning in late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. As a result of its study, Radford determined that ICG’s target total compensation for executive officers was trailing an increasingly competitive marketplace based upon the tenure and experience of the management. Accordingly, Radford recommended changes to the cash compensation of ICG’s executive officers.

In addition, Radford performed a separate analysis relating to other terms and conditions, including change of control and severance arrangements, contained in the employment agreements of chief executive officers. Radford used the following data sources in performing its analysis of such terms and conditions:

•	the SEC filings of the seven publicly traded peer companies identified by Radford and the Compensation Committee for their peer group analysis regarding executive compensation generally;

•	a Radford proprietary database of approximately 50 high technology companies; and

•	a November 2005 Frederick W. Cook and Company study of the top 50 New York Stock Exchange and Nasdaq companies (used for analysis of change of control provisions only).

Based upon its review, Radford recommended that certain terms of Mr. Buckley’s employment agreement, which was up for renewal at the end of 2006, be amended due to changes at ICG and in the competitive marketplace since the date the agreement was structured.

During late 2006 and early 2007, in light of Radford’s peer group analysis relating to the total target compensation and other employment terms of chief executives, the Chairman of the Compensation Committee negotiated the terms of a new employment agreement with Mr. Buckley, and in February 2007, ICG entered into a new employment agreement with Mr. Buckley. The new agreement, which was approved by the full Board after recommendation by the Compensation Committee, resulted in an increase in Mr. Buckley’s base salary and a reduction in his severance and change of control benefits to make those terms more consistent with the market terms reflected in Radford’s peer group data. A more complete description of the terms of Mr. Buckley’s employment agreement is contained in the “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” sections below.

During early 2007, in light of the increased role of Douglas A. Alexander as Managing Director, Operations of ICG, as well as Radford’s peer group analysis relating to executive cash compensation, the Chairman of the Compensation Committee negotiated the terms of a new employment agreement with Mr. Alexander to replace his existing agreement. In April 2007, ICG entered into a new employment agreement with Mr. Alexander. The agreement, which was approved by the Compensation Committee, resulted in an increase in Mr. Alexander’s base salary and his severance and change of control benefits to make those terms substantially similar to those reflected in Mr. Buckley’s new employment agreement. A more complete description of the terms of Mr. Alexander’s employment agreement is contained in the “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” sections below.

In February 2007, in light of Radford’s peer group analysis, ICG entered into a new employment agreement with R. Kirk Morgan to replace his previous employment agreement. The new agreement resulted in an increase in Mr. Morgan’s base salary, target bonus and severance benefits to make those terms more consistent with the market terms reflected in Radford’s peer group data. The terms of Mr. Morgan’s employment agreement, which was approved by the Compensation Committee, are described in greater detail in the “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” sections below.

Bonuses

At the beginning of each year, the Compensation Committee establishes a performance plan to motivate ICG’s employees to achieve specified corporate goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. Typically, approximately 80% of the bonus is tied to ICG’s and its partner companies’ achievement of specified financial metrics, and approximately 20% of the bonus is tied to ICG’s achievement of specified qualitative goals. The performance plan sets forth short-term goals designed to focus ICG’s management on achievements that the Compensation Committee believes will ultimately increase stockholder value and to reward employees for performance.

Most of the quantitative targets are designed to incentivize ICG’s management to increase revenues and improve earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance at ICG’s partner companies and to increase ICG’s net asset value. The goals are generally tied to partner company financial plans that management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. The Compensation Committee usually establishes a performance band with a minimum and maximum performance level for each partner company with respect to revenue and EBITDA. If the partner company achieves revenue and/or EBITDA metrics within this performance band, a portion of the target bonus will be paid based on the level of revenue and/or EBITDA achieved.

Each of ICG’s core partner companies is a private company that is not required to publicly disclose its financial goals or results. We believe that each of these companies and, as a result, ICG could be competitively harmed if such information were made public. Accordingly, ICG does not publicly disclose the specific financial goals or results of its individual partner companies.

The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period, as well as the ability of ICG’s executive officers to manage unforeseen circumstances.

The structure of the quantitative goals of the performance plan, which comprise 80% of the total bonus, limits the Compensation Committee’s use of discretion in determining achievement of such goals other than with respect to changed circumstances, such as the sale of a partner company during the measurement period, the valuation of an asset by an independent party or a strategic decision regarding the use of capital resulting from unforeseen circumstances. However, because determinations regarding the achievement of qualitative goals, which account for 20% of the total bonus, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee with respect to these goals.

A target bonus is established each year for each ICG executive officer. This target bonus is tied to a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. Accordingly, in 2007, the target bonuses for ICG’s executive officers ranged from 70% to 150% of base salary. Actual bonus awards can range from 0% to 200% of an individual’s target award. Bonus awards for ICG’s executive officers under ICG’s annual performance plan are tied primarily to ICG’s achievement of the bonus goals. Individual performance and achievement of individual goals may also factor into bonuses awarded under the performance plan. A meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.

In February 2007, the Compensation Committee and the full Board approved ICG’s 2007 performance plan. Forty percent of the potential bonus award was tied to the realization of specified revenue goals (representing 30% of the award) and EBITDA goals (representing 10% of the award) for ICG’s core partner companies, as well as Creditex Group, Inc. and GoIndustry plc (collectively, the “Key Companies”), 20% of the potential bonus award was linked to the achievement of a specified increase in the aggregate value of the Key Companies, and 20% of the potential bonus award related to ICG’s deployment of capital and strategic monetization of assets. Twenty percent of the bonus was tied to ICG’s execution of the following qualitative goals:

•	overall execution of strategic initiatives;

•	improvement in communicating the value of ICG’s underlying assets;

•	building the ICG brand;

•	performance and competency of partner company initiatives;

•	reaction to unforeseen market and business conditions;

•	effective management of certain of ICG’s holdings in marketable securities; and

•	exploration of an expansion of ICG’s platform.

In January 2008, the Compensation Committee evaluated ICG’s 2007 performance to determine the extent to which ICG achieved its 2007 goals. The committee declared a bonus for 2007 performance based on 91% achievement of ICG’s goals. This was comprised of an award of 71% out of a possible 80% with respect to ICG’s quantitative goals and 20% out of a possible 20% with respect to ICG’s qualitative goals. Actual amounts paid to each of ICG’s named executive officers under the 2007 performance plan are set forth in the “Summary Compensation Table” below.

Occasionally, ICG will award special bonuses outside of ICG’s annual performance plan. Such bonuses are intended to reward employees for exceptional individual performance. In October 2006, the Compensation Committee awarded a special bonus in the amount of $350,000 to Mr. Alexander. This bonus is described in a footnote to the “Summary Compensation Table” below.

Equity Grants

The Compensation Committee believes that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and operate ICG from the perspective of those stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the creation of stockholder value. The Compensation Committee further believes in the long-term alignment of the interests of ICG’s management and its stockholders. Accordingly, the Compensation Committee seeks to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers. This goal is accomplished in part through ICG’s stock ownership guidelines, which are described more fully below.

ICG last made equity grants to its executive officers in July 2005. These awards vest over a four-year period from the grant date. Because the July 2005 equity grants were substantial, ICG has not made any equity grants to its executive officers since then. The Compensation Committee plans to continue to use equity grants in conjunction with its carried interest program as a tool to retain and motivate executive officers. When making any such grants, the Compensation Committee will consider, among other things, the amount of outstanding unvested carried interest and equity awards, which provide incentives for executive officers to continue their employment with ICG, held by each executive officer.

ICG’s equity grants have taken the form of restricted stock, stock options and SARs. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of such awards, as well as the dilutive impact that such awards will have on ICG’s stockholders. Over time, ICG shifted from awards of stock options to awards of restricted stock and SARs. The reason for this shift is that ICG has found that, through the granting of restricted stock and SARs, it is able to provide employees with the same or a similar level of economic benefits and incentives as are provided by options, with less dilution to ICG’s stockholders.

Equity awards to executive officers have historically been determined by the Compensation Committee following input from the independent compensation consultant and ICG’s management. The Compensation Committee has sought a level of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal equity standards and that would serve as a retention tool. Equity awards generally vest over a three-year to four-year period. However, in some instances, vesting accelerates upon the achievement of certain company performance objectives.

Equity awards generally have been made to employees at the first Compensation Committee or Board meeting occurring after the employee’s employment has commenced. Thereafter, awards have been made periodically in an effort to retain and motivate employees, as well as to ensure continuing alignment of executive and stockholder interests.

Carried Interest Plan

In 2007, the Compensation Committee increased its focus on ICG’s ability to retain executives in light of superior financial incentives being offered by private equity and venture capital firms, including long-term compensation provided through carried interest programs. The Compensation Committee also became concerned because the bulk of management’s current unvested equity holdings would be vested by the end of 2008 and would therefore no longer provide sufficient retentive value. Accordingly, the Compensation Committee decided to revisit ICG’s long-term compensation program and explore granting additional long-term compensation awards to management through a carried interest program beginning in 2008. The Compensation Committee’s decision to consider the new awards was based on the committee’s objectives to retain and motivate ICG’s management team and to enhance ICG’s ability to recruit new talent.

The Compensation Committee engaged Radford to provide information and analysis relating to the compensation of ICG’s peers, which included the group of seven publicly traded holding companies discussed above and a group of private equity and venture capital firms of the type with which ICG competes for talent. Radford advised the Compensation Committee that private equity and venture capital firms typically provide long-term compensation in the form of carried interest programs. Carried interest is a percentage of profits, typically equaling 20%, that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is taxed at a capital gains rate that is much lower than ordinary income rates. Radford advised the Compensation Committee that ICG’s use of traditional equity grants, such as restricted stock, stock options and SARs, to deliver value similar to that delivered by the carried interest programs would result in substantial stockholder dilution.

Taking into account Radford’s report and analysis, in mid-2007, the Compensation Committee began taking steps to enhance ICG’s existing long-term compensation program by developing a carried interest program. The Compensation Committee focused on aligning the respective interests of management and stockholders in a way that minimized stockholder dilution. The committee concluded that a carried interest plan would provide an appropriate incentive to management to enhance performance at ICG’s partner companies, which would be expected to generate a corresponding increase in ICG’s stock price, with less dilution than equity grants alone. Under a carried interest plan, management would be directly rewarded for successful monetizations of partner companies and taxed at a favorable capital gains rate. This would benefit ICG’s stockholders, since management would receive a payment in respect of a carried interest only to the extent that ICG realized a gain from disposition of a new partner company or received income, as a dividend or otherwise, in respect of new partner company. The Compensation Committee also concluded that a carried interest program would be attractive to existing and future employees because it would provide an opportunity to directly participate in the economic success of ICG’s partner companies in a way that is similar to the participation opportunities at private equity and venture capital firms. This would allow ICG to compete more effectively with private equity and venture capital firms for talent.

At the Compensation Committee’s request, Radford reviewed prevailing market practices and parameters in the design and structure of carried interest programs. Radford focused on the following key characteristics of carried interest programs: (1) the carry percentage, which means the proportion of profits available for distribution to employees after investors have received a return of their investment, (2) the preferred return, which means the minimum return on investment that must be achieved by the firm’s investors before carried interest begins to accrue, (3) the vesting schedules and (4) the timing of distributions. In connection with this review, Radford collected data from the following sources: a February 2007 McLagan Partners Private Equity Pay Practices study, a 2006 Private Equity Analyst-Holt Compensation Study, public filings of Blackstone and Fortress and a study published by the University of Pennsylvania’s Wharton School of Business.

Radford presented ICG with a summary of market practices in the design and operation of carried interest programs. Radford advised the Compensation Committee that a 20% carry level was the prevailing market rate and that the preferred return received by investors before carried interest accrues generally ranged from 7% to 10%. Radford also noted that most funds stipulate a vesting period of approximately six years, with some vesting beginning one year after an individual begins participating in the plan. Radford further indicated that a majority of private equity and venture capital firms provide for distributions in connection with liquidity events and the receipt of income, with others instead making distributions on a periodic basis. Radford noted that some firms provide for a “clawback” provision, such that at the end of a fund’s life, distributions made in excess of the aggregate carry would be repaid to the fund, with some firms withholding a portion of carried interest distributions as a reserve against clawback requirements. Radford advised that, like other public entities with carried interest plans, such as Blackstone and Fortress, ICG would need to consider the impact that the availability of equity arrangements (such as SARs) should have on the composition of the overall long-term incentive plan, including the size and other terms of any carried interest program.

After careful consideration, the Compensation Committee recommended that the Board implement a carried interest plan that would be supplemented by some equity grants, such as SARs. The Board approved the carried interest plan on December 7, 2007, and the plan became effective January 1, 2008. The plan permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold partner company interests acquired by ICG in each calendar year. In adopting the plan, the Compensation Committee considered the Radford findings, the responsibilities of ICG’s executive officers, the value and liquidity of outstanding and potential future company equity awards and ICG’s existing equity ownership guidelines.

Certain elements of the carried interest plan are in line with market practices at private equity and venture funds; however, other elements of the plan provide a less generous benefit for ICG’s executive officers. The Compensation Committee set the preferred return rate at 8%, which is within the market range contained in Radford’s findings.

However, the Compensation Committee determined that the carry percentage for ICG should be lower than that of private equity and venture funds because ICG’s executive officers have immediate liquidity with respect to vested restricted shares and SARs and will continue to receive other long-term compensation in the form of equity grants that are not provided to private equity and venture capital professionals. Accordingly, the Compensation Committee set the carry percentage at 15%, as opposed to the 20% carry percentage that Radford advised was fairly standard at private equity and venture funds. The committee decided that carried interest should be distributed in connection with liquidity events and the receipt of other income from the underlying partner company and that 40% of gross carry distributions should be withheld by the partnership to satisfy clawback claims, as described more fully below. The committee felt that the clawback would help prevent a situation where participants benefit from highly profitable liquidity events, but do not suffer any consequences from later liquidity events that were less profitable or unprofitable. The percentage of the holdback was determined by reference to the percentage of vested restricted shares that ICG’s executives are required to retain (up to a stated percentage of base salary) pursuant to ICG’s equity ownership guidelines. Although most carried interest programs provide for vesting beginning one year after an individual begins participating in the program, the Compensation Committee focused on its long-term retention goal and established a six-year vesting schedule that would provide for no vesting until the third anniversary, other than with respect to distributions made while an individual remained employed by ICG.

The principal features of the carried interest plan are as follows:

•	Only interests in new partner companies acquired after 2007 will be included in the plan.

•

Each year, beginning in 2008, interests in new partner companies will be acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners.

•	For each partnership, a carried interest of 15% will be allocated to management participants.

•	Carried interest will be paid in connection with a partner company liquidity event or income receipt, subject to ICG Holdings realizing an 8% compounded profit.

•

Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years and the remainder vesting in equal portions over the next three years.

•

Participants will be deemed vested with respect to partner company liquidity events or income receipts that occur before full vesting is achieved so long as they are employees at the time of such events.

•	In the event a participant’s employment is terminated for cause, the participant will forfeit 100% of such participant’s interest in each partnership, including any vested interest.

•

In the event that distributions are made to participants in excess of an aggregate 15% carried interest, the participants will be required to repay such excess amounts up to the amounts withheld from the participants. Forty percent of all gross carried interest distributions will be withheld to secure these “clawback” claims. The withheld funds necessary to secure potential clawback claims will be retained until the partnership liquidates.

The plan is administered and interpreted by the Compensation Committee, which has the authority to (1) determine the individuals to whom grants will be made under the plan, (2) determine the amount and terms of each grant, (3) amend the terms of any previously issued grant, (4) adopt guidelines separate from the plan that set forth the specific terms and conditions for grants under the plan and (5) deal with any other matters arising under the plan.

On February 28, 2008, the Compensation Committee approved grants to ICG executives of interests in the carried interest plan. Of the carried interest of 15% that was available for allocation to management, carried interest of 3% was allocated to Mr. Buckley, carried interest of 3% was allocated to Mr. Alexander and carried interest of 0.65% was allocated to Mr. Morgan. These allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its partner companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.

Severance

In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. Such benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause and executes a release in favor of ICG. Any severance benefits associated with a company change in control are based on a “double trigger,” such that benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. A detailed discussion of the severance benefits payable to ICG’s named executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

ICG maintains a qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. Prior to 2007, ICG did not provide any matching funds. In January 2007, after consultation with the independent compensation consultant, the Compensation Committee approved a matching program under which ICG matches 100% of the amount contributed by each employee, subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which is $15,500 for 2008. This matching program was implemented to provide a compensation package competitive with the companies in ICG’s peer group.

ICG does not provide any pension or other retirement benefits to its executive officers.

Other Compensation

ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. These benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as such term is defined in ICG’s equity compensation plans. ICG’s equity compensation plans historically defined fair market value as the closing price of ICG’s Common Stock as reported by Nasdaq on the trading day immediately prior to the date of grant. On February 28, 2007, ICG amended the definition of fair market value in its equity compensation plans to provide that fair market value will be determined for future grants by reference to the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant). This change was prompted by a perceived preference by the SEC for companies to use this methodology of determining the fair market value of their equity grants.

On February 26, 2007, the Compensation Committee enacted a formal equity award grant policy. This policy provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, which minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and

•	equity grants may not be made during any period in which ICG is in possession of material non-public information.

Executive Officer Stock Ownership Guidelines

ICG believes that it is important for its executive officers to retain a meaningful portion of their vested restricted stock grants so that ICG’s executives’ interests remain aligned with its stockholders’ interests over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under these guidelines, they must hold, until the termination of such executive officer’s employment, the lesser of:

•

Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and

•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).

ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1.0 million paid to their executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time-to-time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but which were not fully deductible as compensation expenses. In 2007, approximately $1.4 million of compensation paid to ICG’s executive officers was not deductible for federal income tax purposes.

EXECUTIVE OFFICERS

The current executive officers of ICG are as follows:

Douglas A. Alexander, Managing Director, Operations. Mr. Alexander joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was Chief Executive Officer of Traffic.com, Inc. (formerly Mobility Technologies, Inc.). Mr. Alexander returned to ICG as Managing Director, Operations in October 2003. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Prior to co-founding Reality Online, he was a partner with Strategic Management Group, a corporate training firm. Mr. Alexander serves as a director of Channel Intelligence, Inc., Commerce360, Inc., Creditex Group Inc., ICG Commerce Holdings, Inc., Investor Force Holdings, Inc., Kadoo Inc., StarCite, Inc. and WhiteFence, Inc. Age: 47.

Walter W. Buckley, III, Chief Executive Officer, President and Chairman of the Board. Mr. Buckley is described above as a Class III director nominee.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in the finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PriceWaterhouseCoopers, LLP. Age: 42.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ending December 31, 2006 and 2007, information regarding compensation paid or accrued to each of ICG’s named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	SAR/ Option Awards (1) ($)	Non-Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (3) ($)	Total ($)
Walter W. Buckley, III	2007	$450,000	—		$579,039	$682,220	$614,250	—	$36,022	$2,361,531
Chairman of the Board, Chief Executive Officer and President	2006	$400,000	—		$579,039	$758,533	$558,000	—	$18,457	$2,314,029
R. Kirk Morgan	2007	$275,000	—		$158,233	$190,490	$175,175	—	$35,581	$834,479
Chief Financial Officer	2006	$241,667	—		$158,233	$215,681	$139,500	—	$13,823	$768,904
Douglas A. Alexander	2007	$450,000	—		$451,639	$550,428	$614,250	—	$36,024	$2,102,341
Managing Director, Operations	2006	$350,000	$350,000	(4)	$451,639	$550,428	$325,500	—	$19,511	$2,047,078

(1)	Reflects the amounts recognized for financial statement reporting purposes for 2006 and 2007 in connection with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment.” A discussion of the assumptions used in calculating these amounts is contained in Note 11 to ICG’s 2007 Annual Report on Form 10-K, which was filed with the SEC on March 17, 2008.

(2)	Amounts for each specified year include amounts paid in the following year under ICG’s bonus/performance plans for individual and company performance during the specified year.

(3)	Reflects medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG.

(4)	Reflects a special bonus paid to Mr. Alexander in October 2006. This bonus was granted in light of Mr. Alexander’s increased responsibilities at ICG, as well as Mr. Alexander’s performance in connection with strategic guidance provided to LinkShare Corporation (“LinkShare”), one of ICG’s partner companies, which was sold in 2005. Mr. Alexander’s bonus was paid in connection with the release to ICG of approximately $14.7 million of escrowed funds, which represented the final amount of the approximately $150.1 million of cash proceeds received by ICG in the LinkShare sale.

Employment Agreements

ICG entered into amended employment agreements with Messrs. Buckley and Alexander, effective January 1, 2007. These employment agreements replaced Mr. Buckley’s and Mr. Alexander’s previous employment agreements with ICG, dated March 9, 2004 and July 28, 2005, respectively. Each agreement has an initial term that expires on December 31, 2009, subject to automatic one-year renewal periods. Under the agreements, ICG will pay each executive an annual salary of $450,000, subject to annual increases, with an annual target bonus of 150% of the executive’s base salary. The agreements provide for the executive’s participation in ICG’s welfare and retirement plans, as well as its short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for each executive’s respective position. Subject to specified qualifications and conditions, each of the agreements provides for the payment of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason, including in connection with a change of control of ICG. For a description of the benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below.

ICG entered into an agreement with Mr. Morgan that sets forth the terms, effective as of January 1, 2007, of Mr. Morgan’s continued employment as Chief Financial Officer of ICG. This agreement replaces and supersedes the previous agreement between ICG and Mr. Morgan, dated February 21, 2006. Under his agreement, Mr. Morgan will be paid an annual base salary of $275,000, with an annual target bonus of 70% of his base salary. ICG’s agreement with Mr. Morgan provides, subject to specified qualifications and conditions, for the payment of a series of benefits to Mr. Morgan upon a termination of Mr. Morgan’s employment without cause prior to December 31, 2008. For a description of these benefits, see “Potential Payments Upon Termination or Change in Control” below.

Plan-Based Awards

The following table provides information regarding plan-based awards granted to ICG’s named executive officers in 2007. Each of the grants set forth in the following table was made under ICG’s 2007 performance plan, which is described in the “Compensation Discussion and Analysis” section above. The actual amounts paid to each of ICG’s named executive officers under ICG’s 2007 performance plan are set forth in the “Summary Compensation Table” above. None of the executive officers named in the table below received any equity grants under ICG’s equity incentive plans in 2007.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Walter W. Buckley, III	02/28/2007	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
R. Kirk Morgan	02/28/2007	$0	$192,500	$385,000	—	—	—	—	—	—	—
Douglas A. Alexander	02/28/2007	$0	$675,000	$1,350,000	—	—	—	—	—	—	—

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards, as of December 31, 2007, for ICG’s named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option/SAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Walter W. Buckley, III	18,750	—	—	$41.80	04/23/2011	110,750	(2)	$1,300,205	—	—
	18,750	—	—	$28.20	07/25/2011
	100,000	—	—	$4.59	10/23/2012
	372,166	243,834	—	$7.34	07/22/2015
R. Kirk Morgan	2,500	—	—	$41.80	04/23/2011	26,350	(3)	$309,349	—	—
	2,500	—	—	$28.20	07/25/2011
	12,483	—	—	$8.98	12/10/2012
	103,916	68,084	—	$7.34	07/22/2015
Douglas A. Alexander	300,270	196,730	—	$7.34	07/22/2015	73,751	(4)	$865,813	—	—

(1)	SARs granted to executive officers in July 2005 expire in July 2015, are settled in ICG Common Stock and vest each month through July 2009 in the following amounts: (a) 12,875 shares for Mr. Buckley, (b) 3,583 shares for Mr. Morgan and (c) 10,396 shares for Mr. Alexander.

(2)	Shares of restricted stock granted to Mr. Buckley vest as follows: (a) 56,250 shares vested in March 2008, (b) 22,000 shares vest in August 2008 and (c) 32,500 shares vest in November 2008. Any dividends declared by ICG will be paid on the restricted stock.

(3)	Shares of restricted stock granted to Mr. Morgan vest as follows: (a) 11,250 shares vested in March 2008, (b) 4,000 shares vest in August 2008 and (c) 11,100 shares vest in November 2008. Any dividends declared by ICG will be paid on the restricted stock.

(4)	Shares of restricted stock granted to Mr. Alexander vest as follows: (a) 30,001 shares vested in March 2008, (b) 12,000 shares vest in August 2008 and (c) 31,750 shares vest in November 2008. Any dividends declared by ICG will be paid on the restricted stock.

Option Exercises and Stock Vested

The following table provides information regarding vesting for the fiscal year ended December 31, 2007 of restricted stock held by ICG’s named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Walter W. Buckley, III	—	—	60,750	$733,155
R. Kirk Morgan	—	—	16,350	$199,593
Douglas A. Alexander	—	—	47,083	$574,771

(1)	Values reflect fair market value of the stock awards on the date of vesting, which, for each of the awards, equals the per share closing price of ICG’s Common Stock as reported by Nasdaq on the last trading day prior to the date of vesting.

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Douglas A. Alexander

Each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that his employment is terminated without cause or that he resigns for good reason, including in connection with a change of control of ICG.

Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform such directive; or

•

has breached, and continues to breach following 30 days’ notice from the Board of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform such directive; or

•

has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each agreement defines “good reason,” absent a change of control, as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive that such events or conditions exist:

•	any reduction of his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material reduction of his responsibilities;

•	any change in his reporting relationship;

•	any material breach by ICG of his employment agreement that continues for a period of at least 30 days following ICG’s receipt of notice from him of such breach; and

•	ICG’s failure to renew his employment agreement after the expiration of its initial term on December 31, 2009.

Each agreement defines “change of control” as the occurrence of any of the following:

•

any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;

•	the successful completion of a tender offer for a majority of the voting power of ICG’s then-outstanding securities;

•

the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; or

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by such majority) ceasing to be members of the Board.

Each agreement defines “good reason after a change of control” as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive that such events or conditions exist:

•	any reduction of his base salary;

•	any reduction of his responsibilities;

•	any change in his reporting relationship;

•	any material breach by ICG of his employment agreement;

•	the establishment of a target annual bonus for him less than that in effect for the preceding year;

•

ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of such Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG;

•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; or

•	ICG’s failure to renew his employment agreement after the expiration of its initial term on December 31, 2009.

If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will be entitled to:

•	a lump sum payment within 30 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to ICG’s other executives, of a prorated bonus for the year in which termination occurs;

•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.

If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will be entitled to:

•	a lump sum payment within 30 days of his termination date of two times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment bonuses to ICG’s other executives, of a prorated bonus for the year in which his termination occurs;

•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s stock option plans;

•

continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination.

The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Buckley’s and Mr. Alexander’s options, SARs and restricted stock.

The benefits outlined above are expressly contingent upon Mr. Buckley or Mr. Alexander, as applicable, executing and not revoking or breaching a general release, as well as such executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under the employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the later to occur of:

•	December 31 of the calendar year in which such options and/or SARs would have otherwise expired; and

•	the 15th day of the third month following the date that such options and/or SARs would have otherwise expired.

Each of Mr. Buckley and Mr. Alexander (or their respective estates) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan

On February 28, 2007, ICG entered into a letter agreement with Mr. Morgan that provides for certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;

•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of ICG to persons not entitled to receive such information; or

•	has entered into competition with ICG.

If Mr. Morgan is terminated without cause prior to December 31, 2008, he will be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•

payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•

continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•

a recommendation to the Compensation Committee that his equity grants be subject to the more valuable of (1) credit for an additional 12 months of service or (2) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:

•	100% acceleration of all of his equity grants; and

•	subject to the limitations of Section 409A, the term to exercise any equity grant will be extended to the remaining grant term.

The carried interest awarded to Mr. Morgan under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Morgan’s equity grants.

Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of (1) 24 months after termination of his employment and (2) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release in a form acceptable to ICG.

Summary of Potential Payments to Named Executive Officers

Upon the occurrence of the circumstances set forth in the table below, the payments and benefits to which ICG’s named executive officers would be entitled are set forth next to each such set of circumstances. This table has been prepared based upon the following assumptions:

•	each named executive officer was terminated on December 31, 2007 (at which time the closing price of ICG’s Common Stock was $11.74 and ICG’s carried interest plan was not yet effective);

•	each named executive officer received 100% of his target bonus in 2007;

•	none of the named executive officers will have been employed by another employer prior to December 31, 2009;

•	none of the named executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2009;

•	the cost to ICG of providing medical continuation benefits will be the same in 2009 as it is in 2008; and

•	none of the named executive officers had any accrued vacation time on December 31, 2007.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS

	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$22,393	$40,000	$1,996,690
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$29,857	$40,000	$2,373,075
R. Kirk Morgan
Without Cause Absent a Change in Control	$467,500	$192,500	$14,928	$30,000	$498,549
Without Cause in Connection with a Change in Control	$467,500	$192,500	$14,928	$30,000	$608,919
Douglas A. Alexander
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$22,393	$40,000	$1,429,051
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$29,857	$40,000	$1,731,425

DIRECTOR COMPENSATION

Summary of Director Compensation

Directors who are part of ICG’s management do not receive compensation for their services as directors. Under ICG’s Non-Management Director Compensation Plan, which was amended by the Board, effective as of January 1, 2007, each non-management director receives the following annual cash compensation:

•	base compensation of $50,000, payable in equal quarterly installments;

•

$22,500 for service as the chair of the Audit Committee, $17,500 for service as the chair of the Compensation Committee and $12,500 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments; and

•

$12,500 for non-chair service on the Audit Committee, $10,000 for non-chair service on the Compensation Committee and $7,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments.

Under the plan, each non-management director is awarded an initial grant of 25,000 SARs that vest over four years. Each non-management director is annually awarded 4,500 deferred stock units (“DSUs”) for his or her service on the Board; these service grants vest on the one-year anniversary of the date of grant.

Each non-management director who earns cash fees is also eligible to participate in ICG’s Director Deferred Stock Unit Program, which is administered by the Compensation Committee of the Board. Under this program, a non-management director can elect to receive DSUs in lieu of all or a portion of his or her cash fees. With respect to fees earned in 2007, these DSU awards provided a participating non-management director with the right, upon the termination of the director’s service, to receive a number of shares of Common Stock of ICG that is equal to the quotient of his deferred fees divided by 75% of the closing price of a share of ICG’s Common Stock as reported by Nasdaq on the date on which those fees otherwise would have been paid. In 2007, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. These elections are reflected in the “Director Compensation” table below.

The Board amended and restated the deferred stock unit program, effective January 1, 2007, to eliminate the discount on DSUs for fees earned on or after January 1, 2008. Under the amended program, the number of shares that each non-management director is eligible to receive in respect of deferred fees earned on or after January 1, 2008 is the quotient of such non-management director’s deferred fees divided by the closing price of a share of ICG’s Common Stock as reported by Nasdaq on the date on which those fees otherwise would have been paid.

Summary Director Compensation Table

The following table sets forth, for the fiscal year ending December 31, 2007, certain information regarding the cash compensation paid by ICG, as well as certain other compensation paid or accrued for such year, to each of the non-management directors of ICG.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1) (2) ($)	Stock Awards (3) (4) (6) ($)	Option/ SAR Awards (5) (7) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Berkman	$12	$147,665	—	—	—	—	$147,677
Thomas A. Decker	$35,019	$93,632	$18,876	—	—	—	$147,527
David K. Downes	$17	$157,658	$18,475	—	—	—	$176,150
Thomas P. Gerrity	$16	$136,970	—	—	—	—	$136,985
Michael J. Hagan	$14	$36,093	$24,591	—	—	—	$60,697
Robert E. Keith, Jr.	$20	$112,941	—	—	—	—	$112,961
Warren V. Musser	$50,000	$46,301	—	—	—	—	$96,301
Philip J. Ringo	$12	$147,665	$165	—	—	—	$147,842

(1)	Excludes cash fees in lieu of which an election was made to receive DSUs under ICG’s Director Deferred Stock Unit Program.

(2)	Includes cash amounts paid on January 2, 2008 in connection with service fees earned during 2007.

(3)	Includes DSU grants made on January 2, 2008 in connection with service fees earned during 2007.

(4)	Reflects the amounts recognized for financial statement reporting purposes for 2007 in connection with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment.” A discussion of the assumptions used in calculating these amounts is contained in Note 11 to ICG’s 2007 Annual Report on Form 10-K, which was filed with the SEC on March 17, 2008. The grant date fair value of the DSUs granted to each non-management director (other than Mr. Hagan) on February 28, 2007 was $51,165, and the grant date fair values of the DSUs granted to non-management directors under ICG’s Director Deferred Stock Unit Program in connection with service fees earned during 2007 were as follows:

Name	Date of Grant	Grant Date Fair Market Value
David J. Berkman	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	24,995 24,998 24,996 24,994
Thomas A. Decker	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	11,663 11,656 11,664 11,658

Name	Date of Grant	Grant Date Fair Market Value
David K. Downes	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	27,499 27,491 27,492 27,495
Thomas P. Gerrity	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	22,491 22,494 22,500 22,494
Michael J. Hagan	7/2/07 10/1/07 1/2/08	$ $ $	2,778 16,656 16,659
Robert E. Keith, Jr.	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	16,660 16,666 16,656 16,659
Philip J. Ringo	4/2/07 7/2/07 10/1/07 1/2/08	$ $ $ $	24,995 24,998 24,996 24,994

(5)	Reflects the amounts recognized for financial statement reporting purposes for 2007 in connection with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment.” A discussion of the assumptions used in calculating these amounts is contained in Note 11 to ICG’s 2007 Annual Report on Form 10-K, which was filed with the SEC on March 17, 2008. The grant date fair value of the SARs granted to Mr. Hagan on June 15, 2007 was $181,750.

(6)	Includes DSUs issued under ICG’s Director Deferred Stock Unit Program. Units issued under this program were issued at a 25% discount to the fair market value of ICG’s Common Stock at the time of the deferral. Giving effect to the DSUs issued on January 2, 2008 for services performed during 2007, as of fiscal year-end, the following numbers of DSUs issued to non-management directors were outstanding: (a) 44,397 (39,897 of which were vested) for Mr. Berkman, (b) 25,825 (21,325 of which were vested) for Mr. Decker, (c) 46,598 (42,098 of which were vested) for Mr. Downes, (d) 39,352 (34,852 of which were vested) for Dr. Gerrity, (e) 3,031 (all of which were vested) for Mr. Hagan, (f) 34,437 (29,937 of which were vested) for Mr. Keith, (g) 17,000 (12,500 of which were vested) for Mr. Musser and (h) 41,419 (36,919 of which were vested) for Mr. Ringo.

(7)	As of December 31, 2007, the following numbers of options to purchase ICG Common Stock issued to non-management directors were outstanding: (a) 27,750 (all of which were vested) for Mr. Berkman, (b) 15,600 (11,850 of which were vested) for Mr. Decker, (c) 20,900 (all of which were vested) for Mr. Downes, (d) 16,550 (all of which were vested) for Dr. Gerrity, (e) 25,900 (all of which were vested) for Mr. Keith, (f) 25,000 (all of which were vested) for Mr. Musser and (g) 21,800 (all of which were vested) for Mr. Ringo. Additionally, as of December 31, 2007, 25,000 SARs (none of which were vested) were outstanding for Mr. Hagan.

Director Equity Ownership Guidelines

ICG believes that it is important for its directors to retain a meaningful portion of their equity grants so that ICG’s directors’ interests remain aligned with its stockholders’ interests over time. Accordingly, ICG established equity ownership guidelines for ICG’s non-management directors in February 2005. Under these guidelines, by the later of (1) February 2009 and (2) four years after joining the Board, each non-management director is expected to acquire equity in ICG valued at four times the amount of the annual base cash compensation to which such director is entitled.

Equity Compensation Plan Information

The table below summarizes the status of our equity compensation plans as of December 31, 2007:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2005 Omnibus Equity Compensation Plan	3,616,615	$7.58	487,581
1999 Equity Compensation Plan	625,454	$37.69	35,826
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan	11,500	$7.71	—
Total	4,253,569	$12.00	523,407

(1)	Excludes 480,320 shares of restricted stock that vest from 2008 through 2011 and 31,500 DSUs that were unvested as of December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to shares of Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director and named executive officer of ICG and (3) all directors and named executive officers of ICG as a group. Unless otherwise specified, the information is as of February 1, 2008. Unless otherwise noted, the address of each person below is Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087.

5% Beneficial Owners, Directors and Named Executive Officers	Options, Warrants and SARs Exercisable Within 60 Days	Deferred Stock Units (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and Deferred Stock Units	Percent of Shares Outstanding
Douglas A. Alexander	331,333	0	527,697	1.4%
David J. Berkman	27,750	44,397	74,147	*
Walter W. Buckley, III (2)	548,164	0	862,233	2.2%
Thomas A. Decker	11,850	25,825	37,675	*
David K. Downes	20,900	46,598	74,398	*
Thomas P. Gerrity (3)	16,550	39,352	101,798	*
Michael J. Hagan	0	3,031	3,031	*
Robert E. Keith, Jr. (4)	25,900	34,437	62,935	*
R. Kirk Morgan	132,148	0	183,050	*
Warren V. Musser (5)	25,000	17,000	42,000	*
Philip J. Ringo	21,800	41,419	63,219	*
All directors and named executive officers as a group (11 persons)	1,161,395	252,059	2,032,183	4.6%
Capital World Investors (6) (7)	0	0	2,819,000	7.3%
Dimensional Fund Advisors LP (6) (8)	0	0	3,283,250	8.5%
FMR LLC (6) (9)	0	0	3,850,000	10.0%
Mason Capital Management LLC (6) (10)	0	0	2,304,164	6.0%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.

(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under ICG’s Non-Management Director Compensation Plan and under its Director Deferred Stock Unit Program in lieu of such director’s annual cash service grants and other cash fees earned by such director in connection with his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.

(2)	Includes 42,931 shares of Common Stock held by Susan R. Buckley, wife of Mr. Buckley, and 25,000 shares of Common Stock held by two trusts for the benefit of certain members of Mr. Buckley’s immediate family, each trust holding 12,500 shares of Common Stock, as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 1,802 shares of Common Stock held by Technology Leaders Advisers IV, Inc., for which Dr. Gerrity has sole voting and investment power. Also includes 44,094 shares held jointly with Anna Gerrity, wife of Dr. Gerrity.

(4)	Includes 10 shares held by Margot Keith, wife of Mr. Keith, as to which Mr. Keith disclaims beneficial ownership, and 375 shares held by the Keith 1999 Irrevocable Trust.

(5)	Securities held by Mr. Musser have been pledged to a third party as security in connection with a loan made to Mr. Musser by such party.

(6)	Ownership information is as of December 31, 2007, based on a Schedule 13G filed with the SEC.

(7)

Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors (“CWI”) serves as investment adviser (including shares held by

SMALLCAP World Fund, Inc., which, according to a Schedule 13G filed by CWI with the SEC on February 11, 2008, represent more than 5% of the outstanding shares of Common Stock of ICG). The address of CWI is 333 South Hope Street, Los Angeles, CA 90071.

(8)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(9)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Act, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.

(10)	Includes shares held by Mason Capital Management LLC (“Mason LLC”), Mason Capital, LP (“Mason LP”), Mason Capital, Ltd. (“Mason Ltd.”) and certain other funds and accounts controlled by Mason LLC. The address of each of Mason LLC, Mason LP and Mason Ltd. is 110 East 59th Street, 30th Floor, New York, NY 10022.

Shares of Subsidiary Corporations Owned by Directors and Executive Officers of ICG

ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority owned subsidiary of ICG. As of February 1, 2008, executive officers and directors of ICG beneficially own interests in ICG Commerce as described below. Each of Mr. Alexander, an executive officer of ICG, and Dr. Gerrity, a member of the Board and a former director of ICG Commerce, directly owns less than 1% of the outstanding shares of ICG Commerce. Mr. Alexander, an executive officer of ICG, Mr. Berkman, a director of ICG, Mr. Buckley, an executive officer and director of ICG, and Mr. Keith, a director of ICG, indirectly own shares of ICG Commerce through private equity funds. Together, Messrs. Alexander, Berkman, Buckley and Keith indirectly own less than 1% of the outstanding shares of ICG Commerce.

Investor Force Holdings, Inc. (“Investor Force”) is a majority owned subsidiary of ICG. As of February 1, 2008, Dr. Gerrity, a member of the Board and a former director of Investor Force, directly owns less than 1% of Investor Force common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On August 17, 2004, ICG entered into an independent contractor agreement with Dr. Zisman and Wayne Strategy Consultants, Inc. (“WSCI”), an entity controlled solely by Dr. Zisman, who was a member of the Board from June 2001 through April 2007. The independent contractor agreement was amended on each of January 18, 2005, August 1, 2006 and April 26, 2007. During 2007, Dr. Zisman provided consulting services to ICG through WSCI under the agreement. ICG paid $238,750 to WSCI in respect of the services provided by Dr. Zisman in 2007.

The agreement, as amended to date, provides that Dr. Zisman devote approximately 25% of his full business time and effort providing services to ICG and that ICG pay WSCI $100,000 per annum. The agreement further provides that WSCI will be eligible to participate in ICG’s incentive bonus plan, with a target bonus of $100,000 for each year beginning in 2008 (prorated for any partial calendar year). Under the agreement, the determination of the amount of any bonus will take into account the overall percentage of target bonus declared by the Board or the Compensation Committee of the Board. Additionally, the agreement provides that management will recommend to the Compensation Committee of the Board that Dr. Zisman be awarded equity grants in the future similar to those to be awarded to ICG’s managing directors, taking into account the percentage of Dr. Zisman’s time devoted to ICG. Under an April 2007 amendment to the agreement, Dr. Zisman forfeited 62,709 SARs and 14,094 shares of restricted stock granted in July 2005.

Mr. Keith, a member of the Board, is the Chairman of the management company for ECP II Interfund, L.P. (“ECP II”) and EnerTech Capital Partners II L.P. (“EnerTech” and, together with ECP II, the “EnerTech Funds”). Mr. Keith is a partner of the general partner of the EnerTech Funds and participates in the profits of the EnerTech Funds. Mr. Keith has an aggregate interest of less than 1% of the EnerTech Funds. In 2000, ICG committed to invest a total of $10 million for an approximate 4% ownership interest in EnerTech. From 2000 through 2003, ICG contributed $4.6 million and paid $42,164 in interest with respect to this obligation. In 2003, ICG transferred its ownership interest in EnerTech to a third party in return for the assumption of ICG’s remaining $5.4 million capital commitment. In the event that the transferee of ICG’s interest achieves a specified rate of return on its EnerTech investment, ICG is entitled to participate in profits thereafter. While an investor, ICG paid EnerTech annual management fees of about 2% of its commitment.

Policies and Procedures for Review and Approval of Related Party Transactions

Under its charter, the Audit Committee of the Board is responsible for evaluating any proposed or ongoing related party transaction. In February 2007, the Audit Committee adopted a written set of policies and procedures for the review, approval or ratification, and disclosure of company transactions required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. The policies and procedures require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Audit Committee of the Board, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or Audit Committee to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;

•	the extent of the ICG related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of ICG.

ICG’s policies and procedures do not require Audit Committee approval or ratification of transactions between ICG’s related persons and its partner companies. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and Nasdaq requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. Based solely on a review of reports filed by ICG on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met with respect to fiscal year 2007.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@internetcapital.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.

OTHER BUSINESS

ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

/s/ Suzanne L. Niemeyer
Suzanne L. Niemeyer
Secretary

April 28, 2008

INTERNET CAPITAL GROUP, INC. C/O BROADRIDGE 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on June 19, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Internet Capital Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on June 19, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internet Capital Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTCP1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNET CAPITAL GROUP, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.
Vote On Directors	☐	☐	☐

1.	Election of Class III Directors:

01) Walter W. Buckley, III

02) Michael J. Hagan

03) Philip J. Ringo

Vote On Proposals		For	Against	Abstain

2.	Ratification of KPMG, LLP as Internet Capital Group, Inc.’s independent registered public accountant for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	Transaction of any other business that may properly come before the meeting.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Items 1 and 2 and will grant discretionary authority under Item 3, such that a person named in this proxy will vote in his or her discretion on any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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INTERNET CAPITAL GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Internet Capital Group, Inc. that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on June 20, 2008, at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 LISTED ON THE REVERSE SIDE AND WILL GRANT DISCRETIONARY AUTHORITY UNDER ITEM 3 LISTED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

TO BE SIGNED ON REVERSE SIDE